Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Stock Plan as amended, the 2020 Equity Incentive Plan, and the 2020 Employee Stock Purchase Plan of Olema Pharmaceuticals, Inc. of our report dated September 18, 2020 (except for the effects of the reverse stock split discussed in Note 14, as to which the date is November 16, 2020) with respect to the financial statements of Olema Pharmaceuticals, Inc. included in the Registration Statement (Form S-1 No. 333-249748) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

November 19, 2020